MFS/Sun Life Series Trust
                                   Form N-SAR

                                    Item 77C

The sole shareholder of each of Global Health Sciences Series and International New Discovery Series, each a series of MFS/Sun Life Series Trust, took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on February 28, 2001, t approve the following matters:
 1. The terms of each Investment Advisory Agreement, dated February 28, 2001, between the Trust on behalf of each Series and Massachusetts Financial Services Company; and
2. The selection of Deloitte & Touche LLP as independent public accountants of each Series.
                              ********************

Each Series of MFS/Sun Life Series Trust except Health Sciences Series and International New Discovery Series held a special meeting of shareholders on March 23, 2001, for the following:

1.       To elect a Board of Trustees;
2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust;
3. To amend, remove or add certain fundamental investment policies of the Series;
4. To change the investment objective of the Money Market Series from fundamental to non-fundamental;
5. To ratify the selection of Deloitte & Touche LLP as the independent public accountants for each Series for the fiscal year ending December 31, 2001.

The description of the items and the number of affirmative and negative votes cast with respect to each matter is hereby incorporated by reference to the Trust's Semiannual Report to Shareholders dated June 30, 2001, to be filed via EDGAR with the Securities and Exchange Commission on or before August 29, 2001.